   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19, 2001


                                                      REGISTRATION NO. 333-73594

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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         ------------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                         ------------------------------

                              ZIONS BANCORPORATION
             (Exact name of registrant as specified in its charter)

                                      UTAH
         (State or other jurisdiction of incorporation or organization)

                                      6712
            (Primary Standard Industrial Classification Code Number)

                                   87-0227400
                    (I.R.S. Employer Identification Number)

                           ONE SOUTH MAIN, SUITE 1380
                           SALT LAKE CITY, UTAH 84111
                                 (801) 524-4787
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         ------------------------------


                                DOYLE L. ARNOLD
                            CHIEF FINANCIAL OFFICER
                              ZIONS BANCORPORATION
                           ONE SOUTH MAIN, SUITE 1380
                           SALT LAKE CITY, UTAH 84111
                                 (801) 524-4787
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                         ------------------------------

                                With a copy to:
                            STANLEY F. FARRAR, ESQ.
                              SULLIVAN & CROMWELL
                       1888 CENTURY PARK EAST, SUITE 2100
                         LOS ANGELES, CALIFORNIA 90067
                                 (310) 712-6600

                         ------------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATES AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


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PROSPECTUS


                                  $200,000,000

                              ZIONS BANCORPORATION

  Offer to exchange its Fixed/Floating Rate Subordinated Notes due October 15, 2011, which have been registered under the Securities Act of 1933, for any and all of its outstanding Fixed/Floating Rate Subordinated Notes due October 15,
                                      2011


       THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
           NEW YORK CITY TIME, ON JANUARY 17, 2002, UNLESS EXTENDED.

                             ---------------------

    We are offering to exchange up to $200,000,000 aggregate principal amount of our new Fixed/Floating Rate Subordinated Notes due October 15, 2011, referred to in this prospectus as the new securities, which have been registered under the Securities Act of 1933, for any and all of our outstanding Fixed/Floating Rate Subordinated Notes due October 15, 2011, referred to in this prospectus as the old securities.

    We issued the old securities on October 25, 2001 in a transaction not requiring registration under the Securities Act. We are offering you new securities, with terms substantially identical to those of the old securities, in exchange for old securities in order to satisfy our registration obligations from that previous transaction. If you fail to tender your old securities, you will continue to hold unregistered securities which you will not be able to transfer freely.

    We will exchange new securities for all old securities that are validly tendered and not withdrawn before expiration of the exchange offer. You may withdraw tenders of old securities at any time prior to the expiration of the exchange offer. The exchange procedure is more fully described in "The Exchange Offer--Procedures for Tendering" beginning on page 19.

    The only difference between the old securities and the new securities is that the new securities are not subject to transfer restrictions or entitled to exchange and registration rights. See "Description of New Securities" beginning on page 27 for more details on the terms of the new securities.

    The securities are subordinated in right of payment to all our senior debt and effectively subordinated to all existing and future debt and all other liabilities of our subsidiaries and, upon the occurrence of certain events of insolvency, are effectively subordinated to the prior payment in full of our general obligations. As of September 30, 2001, the aggregate amount of our outstanding senior debt and general obligations was approximately $469 million and the aggregate amount of debt and other liabilities of our subsidiaries was approximately $21.0 billion.

    We will not receive any proceeds from the exchange offer.

    The exchange of old securities for new securities should not be a taxable event for United States federal income tax purposes. See "Certain Federal Income Tax Considerations" on page 36.

    All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act. See "Plan of Distribution" beginning on page 36.

    See "Risk Factors" on page 9 of this prospectus for a discussion of risks associated with the exchange of old securities for the new securities offered hereby.

                           --------------------------

    THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.

                           --------------------------

    NONE OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                         Prospectus dated December 19, 2001

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

Disclosure Regarding Forward-Looking Statements.............      2
Additional Information......................................      3
Incorporation of Certain Documents by Reference.............      4
Summary.....................................................      5
Risk Factors................................................      9
Zions Bancorporation........................................     10
Regulatory Considerations...................................     14
Use of Proceeds.............................................     14
Capitalization..............................................     15
Ratios of Earnings to Fixed Charges.........................     16
Selected Historical Consolidated Financial Data.............     17
The Exchange Offer..........................................     18
Description of New Securities...............................     27
Description of Old Securities...............................     36
Certain Federal Income Tax Considerations...................     36
Plan of Distribution........................................     36
Validity of New Securities..................................     37
Experts.....................................................     37

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus, including information incorporated by reference, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that involve risks and uncertainties, such as statements concerning:

    - changes in political and economic conditions including the economic effects of the September 11, 2001 terrorist attacks against the United States and related events;

    - competitive product and pricing pressures within our markets;

    - equity and fixed-income market fluctuations;

    - inflation and deflation;

    - acquisitions and integrations of acquired businesses;

    - technological changes;

    - changes in law;

    - changes in fiscal, monetary, regulatory, trade and tax policies and laws;

    - monetary fluctuations;

    - success in gaining regulatory approvals when required;

    - success in the timely development of new products and services;

    - interest rate fluctuations; and

    - consumer spending and savings habits.

    These forward-looking statements are generally accompanied by words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could" or "may," or other words that convey uncertainty of future events or outcome. Although we believe that these forward-looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. We do not undertake any obligation to update any forward-looking statements.

                             ADDITIONAL INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our website at WWW.ZIONSBANCORPORATION.COM or at the SEC's website at WWW.SEC.GOV. However, the information on our website does not constitute a part of this prospectus.

    We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the new securities offered hereby. This prospectus does not contain all the information set forth in the registration statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement and the exhibits and the financial statements, notes and schedules filed as part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the SEC referred to above. Statements made in this prospectus concerning the contents of any documents referred to in this prospectus are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of the document filed as an exhibit to the registration statement.

    You may obtain a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Investor Relations
       Zions Bancorporation
       One South Main, Suite 1380
       Salt Lake City, Utah 84111
       Telephone (801) 524-4787


    IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THIS INFORMATION NO LATER THAN JANUARY 10, 2002.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    We incorporate into this prospectus by reference our annual report on Form 10-K for the year ended December 31, 2000; our quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001; our current reports on Form 8-K dated December 4, 2001, May 14, 2001, April 16, 2001 and January 26, 2001; and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed. The information incorporated by reference in this prospectus as set forth above is considered to be part of this prospectus, and later information contained in this prospectus or filed with the SEC may modify and supersede this information or any information contained in this prospectus. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.


    You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated herein by reference, is accurate as of any date other than that on the front page of this prospectus.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES, INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE TERMS "ZIONS," "WE," "US" AND "OUR" REFER TO ZIONS BANCORPORATION AND ZIONS BANCORPORATION'S SUBSIDIARIES.

                              ZIONS BANCORPORATION

    Headquartered in Salt Lake City, Utah, we are the largest financial holding company headquartered in the Rocky Mountain region. We have grown rapidly over the last seven years through continued penetration of existing markets and through the acquisition of profitable community banks in high economic growth markets. As of September 30, 2001, we had total assets of $24.3 billion, total deposits of $17.4 billion and total shareholders' equity of $2.2 billion. Through our banking subsidiaries, we operated 408 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of September 30, 2001.

                               THE EXCHANGE OFFER

    On October 25, 2001, we completed the private offering of $200 million aggregate principal amount of Fixed/Floating Rate Subordinated Notes due
October 15, 2011. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchasers of the old securities in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old securities. Below is a summary of the exchange offer.


Terms of the offer........................  We are offering to exchange a like amount of new securities for our old securities in denominations of
                                            $1,000 in principal amount and multiples thereof. In
                                            order to be exchanged, an old security must be properly
                                            tendered and accepted. All old securities that are
                                            validly tendered and not withdrawn will be exchanged. As
                                            of the date of this prospectus, there are $200 million
                                            principal amount of old securities outstanding. We will
                                            issue new securities promptly after the expiration of
                                            the exchange offer.

Expiration time...........................  The exchange offer expires at 5:00 P.M., New York City time, on January 17, 2002 unless extended.

Procedures for tendering..................  To tender old securities, you must complete and sign a letter of transmittal in accordance with the
                                            instructions contained in it and forward it by mail,
                                            facsimile or hand delivery, together with any other
                                            documents required by the letter of transmittal, to the
                                            exchange agent, either with the old securities to be
                                            tendered or in compliance with the specified procedures
                                            for guaranteed delivery of old securities. Certain
                                            brokers, dealers, commercial banks, trust companies and
                                            other nominees may also effect tenders by book-entry
                                            transfer. Holders of old securities registered in the
                                            name of a broker, dealer, commercial bank, trust company
                                            or other nominee are urged to contact such person
                                            promptly if they wish to tender old securities pursuant
                                            to the exchange offer. See "The Exchange Offer--
                                            Procedures for Tendering."

                                            Letters of transmittal and certificates representing old
                                            securities should not be sent to us. Such documents
                                            should only be sent to the exchange agent. Questions
                                            regarding how to tender and requests for information
                                            should be directed to the exchange agent. See "The
                                            Exchange Offer--Exchange Agent."

Acceptance of old securities for exchange;
issuance of new securities................  Subject to the conditions stated in "The Exchange
                                            Offer--Conditions to the Exchange Offer," we will accept
                                            for exchange any and all old securities which are
                                            properly tendered in the exchange offer before the
                                            expiration time. The new securities will be delivered
                                            promptly after the expiration time.

Interest payments on the new securities...  The new securities will bear interest from the most recent date to which interest has been paid on the old
                                            securities. If your old securities are accepted for
                                            exchange, then you will receive interest on the new
                                            securities and not on the old securities.

Withdrawal rights.........................  You may withdraw your tender at any time before the expiration time.

Conditions to the exchange offer..........  The exchange offer is subject to customary conditions.
                                            We may assert or waive these conditions in our sole
                                            discretion. If we materially change the terms of the
                                            exchange offer, we will resolicit tenders of the old
                                            securities. See "The Exchange Offer--Conditions to the
                                            Exchange Offer" for more information.

Resales of new securities.................  Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the
                                            SEC to third parties, we believe that the new securities
                                            issued in the exchange offer may be offered for resale,
                                            resold or otherwise transferred by you without
                                            compliance with the registration and prospectus delivery
                                            requirements of the Securities Act as long as:

                                            - you are acquiring the new securities in the ordinary
                                              course of your business;

                                            - you are not participating, do not intend to
                                              participate and have no arrangement or understanding
                                              with any person to participate in a distribution of
                                              the new securities; and

                                            - you are not an "affiliate" of ours.

                                            You must represent that you meet the above three
                                            requirements if you wish to exchange old securities for
                                            new securities in the exchange offer.

                                            If you are an affiliate of ours or are engaged in or
                                            intend to engage in or have any arrangement or
                                            understanding with any person to participate in the
                                            distribution of the new securities:

                                            - you cannot rely on the applicable interpretations of
                                              the staff of the SEC; and

                                            - you must comply with the registration requirements of
                                             the Securities Act in connection with any resale
                                              transaction.

                                            Each broker or dealer that receives new securities for
                                            its own account in exchange for old securities that were
                                            acquired as a result of market-making or other trading
                                            activities must acknowledge that it will comply with the
                                            registration and prospectus delivery requirements of the
                                            Securities Act in connection with any offer to resell,
                                            resale or other transfer of the new securities issued in
                                            the exchange offer, including the delivery of a
                                            prospectus that contains information with respect to any
                                            selling holder required by the Securities Act in
                                            connection with any resale of the new securities.

                                            Furthermore, any broker-dealer that acquired any of its
                                            old securities directly from us:

                                            - may not rely on the applicable interpretation of the
                                              staff of the SEC; and

                                            - must also be named as a selling holder in connection
                                              with the registration and prospectus delivery
                                              requirements of the Securities Act relating to any
                                              resale transaction.

                                            See "The Exchange Offer--Resales of New Securities."

Exchange agent............................  J.P. Morgan Trust Company, National Association, is
                                            serving as the exchange agent in connection with the
                                            exchange offer. The address and telephone and facsimile
                                            numbers of the exchange agent are listed under the
                                            heading "The Exchange Offer--Exchange Agent."

Use of proceeds...........................  We will not receive any proceeds from the issuance of new securities in the exchange offer. We will pay all
                                            expenses incident to the exchange offer. See "Use of
                                            Proceeds" and "The Exchange Offer--Fees and Expenses."


                               THE NEW SECURITIES

    The form and terms of the new securities are identical in all material respects to those of the old securities, except that transfer restrictions and registration rights applicable to the old securities do not apply to the new securities. The new securities will evidence the same debt as the old securities and will be governed by the same indenture. Where we refer to "securities" in this prospectus, we are referring to both the old securities and the new securities.

Issuer....................................  Zions Bancorporation

Securities offered........................  Up to $200,000,000 aggregate principal amount of Fixed/
                                            Floating Rate Subordinated Notes due October 15, 2011,
                                            which have been registered under the Securities Act.

Maturity date.............................  October 15, 2011.

Interest..................................  We will pay interest on the securities semi-annually on
                                            April 15 and October 15 of each year, commencing
                                            April 15, 2002, at a rate of 6.50% per annum through
                                            October 14, 2006. After October 14, 2006, we will pay
                                            interest on the securities at a rate equal to the then
                                            applicable United States dollar one-month LIBOR rate
                                            plus 3.01%.

Ranking...................................  The securities are our unsecured obligations subordinated in right of payment to all our senior debt
                                            and effectively subordinated to all existing and future
                                            debt and all other liabilities of our subsidiaries and,
                                            upon the occurrence of certain events of insolvency,
                                            effectively subordinated to the prior payment in full of
                                            our general obligations. As of September 30, 2001, the
                                            aggregate amount of Zions Bancorporation's outstanding
                                            senior debt and general obligations was approximately
                                            $469 million and the aggregate amount of debt and other
                                            liabilities of Zions Bancorporation's subsidiaries was
                                            approximately $21.0 billion.

Optional redemption.......................  The securities are not redeemable prior to October 15,
                                            2006. The securities will be redeemable in whole or in
                                            part at our option on or after October 15, 2006 on any
                                            interest payment date at a redemption price equal to
                                            100% of the principal amount of the securities being
                                            redeemed plus accrued but unpaid interest to the date of
                                            redemption.

Global security; book-entry system........  The new securities will be issued only in fully registered form without interest coupons and in minimum
                                            denominations of $1,000. The new securities will be
                                            evidenced by a global security deposited with the
                                            trustee for the new securities, as custodian for the
                                            Depository Trust Company, or DTC. Beneficial interests
                                            in the global security will be shown on, and transfers
                                            of those beneficial interest can only be made through,
                                            records maintained by DTC and its participants. See
                                            "Description of New Securities--Form, Denomination,
                                            Transfer, Exchange and Book-Entry Procedures."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    We believe that the exchange of your old securities for new securities to be issued in connection with the exchange offer should not result in any gain or loss to you for United States federal income tax purposes. See "Certain Federal Income Tax Considerations."

                                  RISK FACTORS

    You should carefully consider the matters set forth under "Risk Factors" before you decide to tender your old securities.

                                  RISK FACTORS

    Before tendering old securities in the exchange offer, you should carefully review the information contained elsewhere in this prospectus and should particularly consider the following discussion on the risks involved.

YOU MAY HAVE DIFFICULTY SELLING THE OLD SECURITIES YOU DO NOT EXCHANGE.

    If you do not exchange your old securities for new securities in the exchange offer, you will continue to be subject to the restrictions on transfer of your old securities as described in the legend on the global security representing the old securities. There are restrictions on transfer of your old securities because we issued the old securities under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old securities if they are registered under the Securities Act and applicable state securities laws or offered and sold under an exemption from, or in a transaction not subject to, these requirements. We do not intend to register any old securities not tendered in the exchange offer and, upon consummation of the exchange offer, you will not be entitled to any rights to have your untendered old securities registered under the Securities Act. In addition, the trading market, if any, for the remaining old securities will be adversely affected depending on the extent to which old securities are tendered and accepted in the exchange offer.

YOU MAY HAVE DIFFICULTY SELLING THE NEW SECURITIES BECAUSE THERE IS NO EXISTING TRADING MARKET FOR THEM.

    The new securities are being offered to the holders of the old securities, which were issued on October 25, 2001 primarily to a small number of institutional investors. There is no existing trading market for the new securities. We do not intend to apply for listing or quotation of the new securities on any exchange. Consequently, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. Although Goldman, Sachs & Co., one of the initial purchasers in the offering of the old securities, has informed us that it intends to make a market in the new securities, it is not obligated to do so and any market-making activity may be discontinued at any time without notice. As a result, the market price of the new securities could be adversely affected.

BROKER-DEALERS MAY NEED TO COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

    Any broker-dealer that (1) exchanges its old securities in the exchange offer for the purpose of participating in a distribution of the new securities or (2) resells new securities that were received by it for its own account in the exchange offer may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new securities and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

YOU MAY NOT RECEIVE NEW SECURITIES IN THE EXCHANGE OFFER IF THE EXCHANGE OFFER PROCEDURE IS NOT FOLLOWED.

    We will issue the new securities in exchange for your old securities only if you tender the old securities and deliver a properly completed and duly executed letter of transmittal and other required documents before expiration of the exchange offer. You should allow sufficient time to ensure timely delivery of the necessary documents. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities with respect to the tenders of old securities for exchange. If you are the beneficial holder of old securities that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender in the exchange offer, you should promptly contact the person in whose name your old securities are registered and instruct that person to tender on your behalf.

                              ZIONS BANCORPORATION

GENERAL

    Headquartered in Salt Lake City, Utah, we are the largest financial holding company headquartered in the Rocky Mountain region. We have grown rapidly over the last seven years through continued penetration of existing markets and through the acquisition of profitable community banks in high economic growth markets. As of September 30, 2001, we had total assets of $24.3 billion, total deposits of $17.4 billion and total shareholders' equity of $2.2 billion. Through our banking subsidiaries, we operated 408 branches in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington as of September 30, 2001.

    Our community banks differentiate themselves from the competition by providing a high level of service and responsiveness to customers, while offering the broader product array and more efficient cost structure usually associated with a much larger bank. Our banks operate with strong local management, substantial local decision-making authority and, in general, a localized brand quality. While executing our strategy to aggressively grow operations in our current markets and to opportunistically expand into high economic growth regions, we have continued to centralize back-office and staff functions for all of our subsidiary banks to improve operating efficiency and reduce administrative burden. We supplement our core community banking business by providing specialized financial services.

    We continued to grow in 2000, expanding the geographic scope of our operations, while at the same time achieving record financial performance. In 2000, operating cash earnings, or earnings per share before amortization of goodwill and core deposit intangible assets and merger expenses, increased to $281.4 million, or $3.23 per diluted share, an increase of 15.9% and 14.1% over the same amounts for 1999. Net income per diluted share decreased to $1.86 in 2000, down 17.7%, over net income per diluted share for 1999. In addition, our return on average common equity and operating cash return on average common equity were 9.65% and 27.40%, respectively, for 2000, compared to 12.42% and 26.77%, respectively, for 1999.

    For the first nine months of 2001, consolidated net income was $211.1 million, or $2.29 per diluted share, including merger-related charges of $4.7 million ($0.05 per share) and nonrecurring charges related to the reclassification of investment securities and the related cumulative effect of a change in accounting principle totaling $7.2 million ($0.08 per share). This represented an increase of 120.5% and 108.2%, respectively, over the comparable figures for the first nine months of 2000, for which consolidated net income was $95.7 million, or $1.10 per share. The consolidated net income for the first nine months of 2000 was reduced by $87.2 million ($1.00 per share) in after-tax charges mainly related to our terminated merger with First Security Corporation, which included a write-down to market value of our investment in First Security Corporation common stock. Operating cash earnings for the first nine months of 2001 were $253.6 million, or $2.76 per diluted share, an increase of 22.7% and 16.0%, respectively, over the $206.6 million, or $2.38 per diluted share, earned in the first nine months of 2000.

BANKING SUBSIDIARIES

    Our banks provide a wide variety of commercial and retail banking and mortgage-lending financial services. Commercial loans, lease financing, cash management, lockbox, customized draft processing and other special financial services are provided for business and other commercial banking customers. A wide range of personal banking services are provided to individuals, including bankcard, student and other installment loans and home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services and safe deposit facilities. In addition, direct deposit of payroll, social security and various other government checks are offered. Automated teller machines provide 24-hour access and availability to customers' accounts and to many consumer banking services through statewide, regional and nationwide ATM networks. Customer transactions are processed through our ATMs, point-of-sale terminals and ATMs operated by other financial institutions.

    The following table sets forth, as of September 30, 2001, and with respect to each state in which we operate banking subsidiaries, the total number of traditional branches, the total number of grocery store banking centers, the total number of branches, including the number of grocery store banking centers, and the amount of deposits (excluding affiliate deposits):

                                   TRADITIONAL    GROCERY STORE
STATE                               BRANCHES     BANKING CENTERS   TOTAL BRANCHES     DEPOSITS
-----                              -----------   ---------------   --------------   -------------
                                                                                    (IN MILLIONS)
Utah.............................       83              45               128           $ 4,206
Nevada...........................       28              31                59             2,049
Arizona..........................       49              --                49             2,157
Idaho............................       19               3                22               257
Colorado.........................       48               5                53             1,395
California.......................       95              --                95             6,923
New Mexico.......................        1              --                 1                21
Washington.......................        1              --                 1               426
                                       ---              --              ----           -------
  Total..........................      324              84               408            17,434
                                       ===              ==              ====           =======

    The following tables set forth, as of or for the year ended December 31, 2000 and as of or for the nine months ended September 30, 2001, specified financial and other information with respect to each of our six community banking subsidiaries--Zions First National Bank, or ZFNB, California Bank & Trust, or CB&T, Nevada State Bank, or NSB, National Bank of Arizona, or NBA, Vectra Bank Colorado, National Association, or Vectra, and The Commerce Bank of Washington, or Commerce:

DECEMBER 31, 2000                            ZFNB       CB&T       NSB        NBA       VECTRA    COMMERCE
-----------------                          --------   --------   --------   --------   --------   ---------
                                                                (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Net interest income....................  $  227.1   $  297.2   $  101.7    $ 92.3     $ 89.1      $20.0
  Noninterest income.....................     152.0       43.6       23.5      14.1       20.2        1.5
  Noninterest expense(1).................     219.2      183.6       74.2      50.4       72.5        8.8
  Cash earnings(1).......................     107.4       92.9       27.5      32.0       18.3        7.9
  Net income.............................     104.4       74.1       22.8      30.2        5.8        7.9
CONSOLIDATED BALANCE SHEET DATA:
  Loans(2)...............................  $  4,885   $  4,856   $  1,383    $1,489     $1,475      $ 242
  Total assets...........................     8,095      6,953      2,374     1,944      2,156        553
  Deposits...............................     4,173      5,589      1,993     1,551      1,385        405

NINE MONTHS ENDED SEPTEMBER 30, 2000         ZFNB       CB&T       NSB        NBA       VECTRA    COMMERCE
------------------------------------       --------   --------   --------   --------   --------   ---------
                                                                (DOLLARS IN MILLIONS)
CONSOLIDATED STATEMENT OF INCOME DATA:
  Net interest income....................  $  220.5   $  248.5   $   85.2    $ 76.3     $ 64.4      $16.5
  Noninterest income.....................     177.1       73.4       17.8      11.8       19.1        0.9
  Noninterest expense(1).................     209.0      169.6       58.9      45.5       58.7        7.2
  Cash earnings(1).......................     108.4       89.4       24.4      25.1       11.2        6.1
  Net income.............................     100.9       71.2       22.8      23.4        2.3        6.1
CONSOLIDATED BALANCE SHEET DATA:
  Loans(2)...............................  $  6,181   $  5,533   $  1,416    $1,738     $1,552      $ 282
  Total assets...........................     9,378      8,543      2,434     2,588      2,266        565
  Deposits...............................     4,463      6,923      2,049     2,157      1,416        426

------------------------

(1) Before amortization of goodwill, amortization of core deposit and other intangible assets and merger expenses and the cumulative effect of adoption of FAS No. 133.

(2) Net of unearned income and fees, net of related costs.

    ZFNB, based in Utah, has developed special packages of financial services designed to meet the financial needs of particular market niches. ZFNB has also established a private banking group to service the financial needs of wealthy individuals, an executive banking program to service the needs of corporate executives of commercial clients, and an affinity program which offers discounted financial services to employees of commercial accounts on a group basis. ZFNB has also developed a series of products geared to the lower-income customer, including the flex loan, which is a low-income personal loan, and several low-income housing programs.

    ZFNB offers an electronic bill paying service activated through a touch tone telephone. Home banking products are available on the VISA-Registered Trademark-platform, using Quicken-Registered Trademark-, Microsoft
Money-Registered Trademark- and Macintosh-Registered Trademark- personal financial management software programs, and over the Internet, which allows retail customers to use home computers to access and transfer account balances, pay bills and maintain and reconcile accounts. ZFNB also electronically delivers benefits for the state of Utah through the use of an electronic card system "Utah Horizon EBT" at statewide merchant locations. "Reddi-Banker," an interactive video banking platform, allows customers to obtain product information, open deposit accounts, obtain loans, buy insurance and purchase investment products.

    Zions Bank Capital Markets group is one of only 26 primary United States government securities dealers and the only primary dealer headquartered west of the Mississippi River. Its customer base is comprised of global institutions such as major corporations, banks, insurance companies, municipalities and foreign central banks. Zions is also a major underwriter and distributor of municipal securities, federal agency securities and specialized securities such as the government-guaranteed portions of SBA loans. Zions Bank Capital Markets group provides executable quotes on odd-lot government and agency securities via Bloomberg and the Internet. Zions also provides financial advisory services to municipalities and other public entities.

    Through Zions Small Business Finance division, ZFNB provides SBA 7(a) loans to small businesses throughout the United States. ZFNB's SBA 504 department works with certified development companies and correspondent banks throughout the country, providing the nation's largest source of secondary market financing for this loan program. Zions Agricultural Finance division specializes in originating, underwriting and servicing long-term farm and ranch loans.

    ZFNB provides correspondent banking services such as cash letter processing, wire services, federal funds facilities and loan participations. ZFNB's International Banking Department issues letters of credit and handles foreign exchange transactions for customers, but it does not take a trading position in foreign exchange. ZFNB's Grand Cayman branch accepts Eurodollar deposits from qualified customers.

    ZFNB, NSB, NBA, CB&T and Vectra have established trust divisions. Clients in Utah, Idaho, Nevada, Arizona, California and Colorado are offered a variety of fiduciary services ranging from the administration of estates and trusts to the management of funds held under pension and profit sharing plans. They also offer custodian, portfolio, and management services. The trust division of ZFNB also acts as fiscal and payment agent, transfer agent, registrar and trustee under corporate and trust indentures for corporations, governmental bodies and public authorities.

OTHER SUBSIDIARIES

    We remain recognized as a leader in providing trust solutions to the world of online commerce. Our subsidiary Digital Signature Trust Co., or DST, won important contracts during the year, particularly in the federal government arena. DST became the first vendor certified as operationally prepared to offer digital certificate services to the federal government under the General Services Administration's Access Certificates for Electronic Services, or ACES, program. DST has, to date, won the largest share of the contracts awarded under the ACES program, including contracts with the Environmental Protection Agency, the Federal Emergency Management Agency, the Department of Veterans Affairs and a major contract with the Social Security Administration to implement online wage and tax reporting for the nation's employers. DST also won contracts from the states of Washington and Utah for state government initiatives and, in the private sector, DST was selected by VISA-Registered Trademark- as a provider of certificate services for the VISA Access smart card program. Together with the American Bankers Association, DST has introduced the TrustID-Registered Trademark- certificate, an inter-operable online identification and encryption product which is available to banks throughout the United States.

    We conduct various other bank-related business activities through our subsidiaries. Zions Credit Corporation, a subsidiary of ZFNB, engages in lease origination and servicing operations primarily in Utah, Nevada, and Arizona. Zions Investment Securities, Inc., also a subsidiary of ZFNB, provides discount investment brokerage services on a nonadvisory basis to both commercial and consumer customers and conducts municipal revenue bond and corporate bond underwriting activities. Personal investment officers employed by the discount brokerage subsidiary in many larger branch offices provide customers with a wide range of investment products, including municipal bonds, mutual funds and tax-deferred annuities. Three venture capital companies owned by us provide early-stage capital, primarily for start-up companies located in the west. Our wholly-owned subsidiary Lexign, Inc. provides workflow and e-process management solutions to companies in financial services, healthcare, government and other industries. We have an exclusive licensing agreement with Electronic Data Systems Corporation under which EDS will sell our NetDeposit(TM ) digital check processing system to financial institutions and businesses.

    Zions Life Insurance Company underwrites, as reinsurer, credit-related life and disability insurance. Zions Insurance Agency, Inc. operates an insurance brokerage business which administers various credit-related insurance programs in our subsidiaries and sells general lines of insurance. Our insurance subsidiaries offer customers a full range of insurance products through licensed agents. The products include credit life products, collateral protection products, life policies, homeowners policies, property and casualty policies, and commercial business owner type policies. Zions Management Services Company provides administrative, data processing and other services to our other subsidiaries. Zions Financial Corp. functions as a special purpose financing entity for us and certain of our banking subsidiaries and has issued debt guaranteed by us.

                           REGULATORY CONSIDERATIONS

    We are a legal entity separate and distinct from our banking subsidiaries. However, our principal source of cash revenues are payments of interest and dividends from these banking subsidiaries. There are various legal and regulatory limitations on the extent to which these banking subsidiaries can finance or otherwise supply funds to us and our other affiliates.

    For each of our national bank subsidiaries, the prior approval of the Comptroller of the Currency is required if the total of all dividends declared in any calendar year exceeds its net earnings for that year combined with its retained net earnings less dividends paid for the preceding two calendar years. Additionally, these banking subsidiaries may not declare dividends in excess of net profits on hand, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses. Under the first and currently more restrictive of the federal dividend limitations, our national bank subsidiaries (ZFNB, NBA, Vectra and Commerce) had approximately $78.5 million available for the payment of dividends as of December 31, 2000. The payment of dividends is also limited by minimum capital requirements imposed on banks. Our banking subsidiaries exceed these minimum requirements. The ability of a state non-member bank to pay dividends is subject to restrictions imposed by banking regulations under state law similar to restrictions described above. Under their respective regulatory frameworks, NSB and CB&T had approximately $24.5 million and $0 available, respectively, for the payment of dividends as of December 31, 2000 without the approval of their respective state regulatory bodies. Our banking subsidiaries declared dividends to us of approximately $163.0 million in 2000, $109.9 million in 1999, $210.9 million in 1998 and approximately
$182.9 million in the first nine months of 2001.

                                USE OF PROCEEDS

    We will not receive proceeds from the issuance of the new securities offered hereby. In consideration for issuing the new securities in exchange for old securities as described in this prospectus, we will receive old securities of like principal amount. The old securities surrendered in exchange for the new securities will be retired and canceled.

                                 CAPITALIZATION

    The following table sets forth our actual consolidated capitalization as of September 30, 2001 and as adjusted giving effect to the issuance of the old securities on October 25, 2001 and the issuance of the new securities in the exchange offer described in this prospectus. The issuance of the new securities in the exchange offer will have no effect on our consolidated capitalization. You should read this table in conjunction with the more detailed information, including our consolidated financial statements and related notes, included or incorporated by reference in this prospectus.

                                                              AS OF SEPTEMBER 30, 2001
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
                                                                   (IN THOUSANDS,
                                                                 EXCEPT SHARE DATA)
Federal Home Loan Bank advances and other borrowings over
  one
  year......................................................  $  241,770    $  241,770
                                                              ----------    ----------
Long-term debt:
  Other long-term debt......................................     581,348       581,348
  Fixed/Floating Rate Subordinated Notes due October 15,
    2011....................................................          --       200,000
                                                              ----------    ----------
    Total long-term debt....................................     581,348       781,348
Shareholders' equity(1):
  Capital stock:
    Preferred stock, without par value; authorized 3,000,000
      shares; issued and outstanding, none..................          --            --
    Common stock, without par value; authorized 350,000,000
      shares; issued 92,001,233 shares and outstanding
      92,001,233 shares.....................................   1,104,278     1,104,278
  Accumulated other comprehensive income....................      74,618        74,618
  Retained earnings.........................................   1,056,271     1,056,271
                                                              ----------    ----------
    Total shareholders' equity..............................   2,235,167     2,235,167
                                                              ----------    ----------
      Total capitalization..................................  $3,058,285    $3,258,285
                                                              ==========    ==========

------------------------

(1) Does not include, as of September 30, 2001, (1) 6,240,600 shares of our common stock issuable upon exercise of outstanding options or (2) 2,315,850 shares of our common stock reserved for issuance pursuant to future option grants under our stock option plans.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth certain information regarding our ratios of earnings to fixed charges. Fixed charges represent interest expense, a portion of rent expense representative of interest, trust-preferred securities expense and amortization of debt issuance costs.

                                                  NINE MONTHS
                                                     ENDED
                                               SEPTEMBER 30,(1)                    YEAR ENDED DECEMBER 31,(1)
                                            -----------------------   ----------------------------------------------------
                                              2001         2000(1)    2000(1)      1999       1998       1997       1996
                                            --------       --------   --------   --------   --------   --------   --------
Zions and its subsidiaries:
  Excluding interest on deposits..........    3.13           2.28       2.32       2.67       2.87       2.51       3.52
  Including interest on deposits..........    1.63           1.45       1.46       1.49       1.45       1.56       1.69

------------------------

(1) For the year ended December 31, 2000 and the nine months ended
    September 30, 2000, earnings used in the calculation of the ratios excludes the impairment loss on First Security Corporation common stock of $96.9 million and merger-related expenses of $41.5 million, mainly related to the terminated First Security Corporation merger.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data for the five-year period ended December 31, 2000 and the nine-month periods ended September 30, 2001 and September 30, 2000 are derived from and qualified by reference to our consolidated financial statements. You should read these data in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in this prospectus. See "Additional Information."

                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1996       1997       1998       1999       2000       2000       2001
                                                       --------   --------   --------   --------   --------   --------   --------
                                                                      (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Interest income......................................   $536.9    $ 717.0    $1,032.8   $1,359.3   $1,626.2   $1,200.7   $1,215.6
Interest expense.....................................    239.8      347.4       458.9      617.8      822.8      607.1      517.6
                                                        ------    -------    --------   --------   --------   --------   --------
  Net interest income................................    297.1      369.6       573.9      741.5      803.4      593.6      698.0
Provision for loan losses............................      4.8        5.9        14.0       18.0       31.8       19.6       46.5
                                                        ------    -------    --------   --------   --------   --------   --------
  Net interest income after provision for loan
    losses...........................................    292.3      363.7       559.9      723.5      771.6      574.0      651.5
Noninterest income...................................    117.5      148.3       210.2      266.5      192.1      109.6      314.0
Noninterest expense..................................    239.8      312.9       556.7      681.5      720.8      541.5      632.5
                                                        ------    -------    --------   --------   --------   --------   --------
Income before income taxes...........................    170.0      199.1       213.4      308.5      242.9      142.1      333.0
Income taxes.........................................     57.2       67.7        69.6      109.5       79.7       45.1      121.3
                                                        ------    -------    --------   --------   --------   --------   --------
Income before minority interest and cumulative effect
  of change in accounting principle..................    112.8      131.4       143.8      199.0      163.2       97.0      211.7
Minority Interest....................................       --         --         0.4        4.9        1.5        1.3       (6.6)
                                                        ------    -------    --------   --------   --------   --------   --------
Income before cumulative effect of change in
  accounting principle...............................   $112.8    $ 131.4    $  143.4   $  194.1   $  161.7       95.7      218.3
Cumulative effect of change in accounting principle,
  adoption of FAS No. 133, net of income tax benefit
  of $4.5............................................       --         --          --         --         --         --        7.2
                                                        ------    -------    --------   --------   --------   --------   --------
Net income...........................................   $112.8    $ 131.4    $  143.4   $  194.1   $  161.7   $   95.7   $  211.1
                                                        ======    =======    ========   ========   ========   ========   ========
Operating cash earnings(1)...........................   $115.0    $ 138.3    $  194.4   $  242.8   $  281.4   $  206.6   $  253.6
                                                        ======    =======    ========   ========   ========   ========   ========
Net income per common share (diluted)................   $ 1.69    $  1.92    $   1.75   $   2.26   $   1.86   $   1.10   $   2.29
Operating cash earnings per common share
  (diluted)(1).......................................     1.73       2.03        2.37       2.83       3.23       2.38       2.76
Weighted-average common and common-equivalent shares
  outstanding during the period (in thousands).......   66,547     68,258      81,918     85,695     87,120     86,836     92,042

CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Loans(2).............................................   $3,942    $ 5,463    $ 11,219   $ 12,791   $ 14,378   $ 14,069   $ 16,777
Total assets.........................................    7,353     10,794      18,050     20,281     21,939     21,924     24,256
Deposits.............................................    5,301      7,830      14,221     14,062     15,070     15,168     17,434
Total shareholders' equity...........................      569        857       1,453      1,660      1,779      1,716      2,235

OTHER DATA:
Return on average assets.............................     1.58%      1.35%       1.00%      0.97%      0.74%      0.59%      1.20%
Operating cash return on average assets(1)...........     1.62       1.45        1.41       1.26       1.34       1.32       1.49
Return on average common equity......................    21.54      19.40       10.98      12.42       9.65       7.75      13.50
Operating cash return on average common equity(1)....    23.36      25.40       26.56      26.77      27.40      27.68      25.68
Efficiency ratio.....................................    56.50      59.33       70.10      66.55      64.91      66.58      61.59
Operating cash efficiency ratio(1)...................    55.96      57.99       61.32      60.33      57.46      57.71      57.43
Net interest margin..................................     4.69       4.29        4.56       4.31       4.27       4.24       4.63
Nonperforming assets to net loans and leases and
  nonperforming assets...............................     0.36       0.31        0.58       0.58       0.49       0.54       0.65
Allowance for loan losses to nonperforming loans.....   546.81     655.59      354.94     310.87     320.69     290.94     262.87
Allowance for loan losses to net loans and leases....     1.95       1.62        1.89       1.60       1.36       1.42       1.47
Tier 1 leverage......................................     8.91       6.92        5.91       6.16       6.38       6.16       6.48
Tier 1 risk-based capital............................    14.36      11.96        8.40       8.64       8.53       8.35       8.15
Total risk-based capital.............................    16.71      13.85       11.34      11.29      10.83      10.85      11.12
Total branches.......................................      153        241         345        362        373        375        408

------------------------------

(1) Before amortization of goodwill, amortization of core deposit and other intangible assets and merger expenses, the impairment loss on First Security Corporation common stock and the cumulative effect of adoption of FAS
    No. 133.

(2) Net of unearned income and fees, net of related costs.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

    In connection with the sale of the old securities, we entered into an exchange and registration rights agreement with the initial purchasers of the old securities, pursuant to which we agreed to file and to use our best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the old securities for the new securities. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the exchange and registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

    Pursuant to the exchange offer, we will issue the new securities in exchange for old securities. The form and terms of the new securities are the same as the form and terms of the old securities, except that the new securities (1) have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the old securities and (2) will not have registration rights or provide for any increase in the interest rate related to the obligation to register. See "Description of New Securities" and "Description of Old Securities" for more information on the terms of the respective securities and the differences between them.

    We are not making the exchange offer to, and will not accept tenders for exchange from, holders of old securities in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term "holder" with respect to the exchange offer means any person in whose name the old securities are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old securities are held of record by DTC who desires to deliver such old securities by book-entry transfer at DTC.

    We make no recommendation to the holders of old securities as to whether to tender or refrain from tendering all or any portion of their old securities pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of old securities must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of old securities to tender after reading this prospectus and the letter of transmittal and consulting with their advisers, if any, based on their own financial position and requirements.

TERMS OF THE EXCHANGE


    Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange old securities which are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $200 million aggregate principal amount of the old securities is outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about December 19, 2001 to all holders of old securities known to us. Old securities tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.


    Our acceptance of the tender of old securities by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

EXPIRATION, EXTENSION AND AMENDMENT


    The expiration time of the exchange offer is 5:00 P.M., New York City time, on January 17, 2002. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date. The term "expiration time" as used herein means the latest time and date to which we extend the exchange offer. If we decide to extend the exchange offer period, we will then delay acceptance of any old securities by giving oral or written notice of an extension to the holders of old securities as described below. During any extension period, all old securities previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old securities not accepted for exchange will be returned to the tendering holder after the expiration or termination of the exchange offer.


    Our obligation to accept old securities for exchange in the exchange offer is subject to the conditions described below under "--Conditions to the Exchange Offer." We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old securities not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old securities as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the old securities, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the you have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 A.M., New York City time, on the first business day after the previously scheduled expiration time.

PROCEDURES FOR TENDERING

VALID TENDER


    Except as described below, a tendering holder must, prior to the expiration time, transmit to J.P. Morgan Trust Company, the exchange agent, at the address listed under the heading "--Exchange Agent":


    - a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

    - if notes are tendered in accordance with the book-entry procedures listed below, an agent's message.

    In addition, you must:

    - deliver certificates, if any, for the old securities to the exchange agent at or before the expiration time; or

    - deliver a timely confirmation of book-entry transfer of the old securities into the exchange agent's account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent's message; or

    - comply with the guaranteed delivery procedures described below.

    The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this holder.

    If the letter of transmittal is signed by a person other than the registered holder of old securities, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The old securities must be endorsed or accompanied by appropriate powers of attorney. In either case, the old securities must be signed exactly as the name of any registered holder appears on the old securities.

    If the letter of transmittal or any old securities or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

    By tendering, each holder will represent to us that, among other things, the new securities are being acquired in the ordinary course of business of the person receiving the new securities, whether or not that person is the holder and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the new securities. In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent to us that the holder is not engaged in and does not intend to engage in a distribution of the new securities.

    The method of delivery of old securities, letters of transmittal and all other required documents is at your election and risk. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send letters of transmittal or old securities to us.

    If you are a beneficial owner whose old securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old securities by causing DTC to transfer the old securities into the exchange agent's account.

SIGNATURE GUARANTEES

    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the old securities surrendered for exchange are tendered:

    - by a registered holder of the old securities who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

    - for the account of an "eligible institution."

    If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an "eligible institution." An "eligible institution" is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program.

BOOK-ENTRY TRANSFER

    The exchange agent will make a request to establish an account for the old securities at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old securities by causing DTC to transfer those old securities into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify this acceptance, execute a book-entry transfer of the tendered old securities into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

    Delivery of new securities issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent's message, with any required signature guarantees and any other required documents, must:

    - be transmitted to and received by the exchange agent at the address listed under "--Exchange Agent" at or prior to the expiration time; or

    - comply with the guaranteed delivery procedures described below.

    Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the exchange agent.

GUARANTEED DELIVERY

    If a registered holder of old securities desires to tender the old securities, and the old securities are not immediately available, or time will not permit the holder's old securities or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer described above cannot be completed on a timely basis, a tender may nonetheless be made if:

    - the tender is made through an eligible institution;

    - prior to the expiration time, the exchange agent received from an eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery:

       1. stating the name and address of the holder of old securities and the amount of old securities tendered,

       2.  stating that the tender is being made, and

       3. guaranteeing that within three New York Stock Exchange trading days after the expiration time, the certificates for all physically tendered old securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the certificates for all physically tendered old securities, in proper form for transfer, or a book-entry confirmation, as the case may be, and a properly completed and duly executed letter of transmittal, or an agent's message, and all other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the expiration time.

DETERMINATION OF VALIDITY

    We will determine in our sole discretion all questions as to the validity, form and eligibility of old securities tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old security not properly tendered or of which our acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old security either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old security either before or after the expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old securities must be cured within a reasonable period of time.

    Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of old securities. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notification of any defect or irregularity.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; ISSUANCE OF NEW SECURITIES

    Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all old securities properly tendered. We will issue the new securities promptly after acceptance of the old securities. For purposes of the exchange offer, we will be deemed to have accepted properly tendered old securities for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

    In all cases, issuance of new securities for old securities will be made only after timely receipt by the exchange agent of:

    - certificates for the old securities, or a timely book-entry confirmation of the old securities, into the exchange agent's account at the book-entry transfer facility;

    - a properly completed and duly executed letter of transmittal or an agent's message; and

    - all other required documents.

    Unaccepted or non-exchanged old securities will be returned without expense to the tendering holder of the old securities. In the case of old securities tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged old securities will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer. For each old security accepted for exchange, the holder of the old security will receive a new security having a principal amount equal to that of the surrendered old security.

INTEREST PAYMENTS ON THE NEW SECURITIES

    The new securities will bear interest from the most recent date to which interest has been paid on the old securities. Accordingly, registered holders of new securities on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid. Old securities accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Holders of old securities whose old securities are accepted for exchange will not receive any payment for accrued interest on the old securities otherwise payable on any interest payment date the record date for which occurs on or after completion of the exchange offer and will be deemed to have waived their rights to receive the accrued interest on the old securities.

WITHDRAWAL RIGHTS

    Tenders of old securities may be withdrawn at any time before the expiration time.

    For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at the address or, in the case of eligible institutions, at the facsimile number, indicated under "--Exchange Agent" before the expiration time. Any notice of withdrawal must:

    - specify the name of the person, referred to as the depositor, having tendered the old securities to be withdrawn;

    - identify the old securities to be withdrawn, including the certificate number or numbers and principal amount of the old securities;

    - contain a statement that the holder is withdrawing its election to have the old securities exchanged;

    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old securities were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old securities register the transfer of the old securities in the name of the person withdrawing the tender; and

    - specify the name in which the old securities are registered, if different from that of the depositor.

    If certificates for old securities have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If old securities have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old securities.

    Any old securities properly withdrawn will be deemed not to have been validly tendered for exchange. New securities will not be issued in exchange unless the old securities so withdrawn are validly re-tendered. Properly withdrawn old securities may be re-tendered by following the procedures described under "--Procedures for Tendering" above at any time at or before the expiration time.

    We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any old securities for any new securities, and, as described below, may terminate the exchange offer, whether or not any old securities have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

    - there shall occur a change in the current interpretation by the staff of the SEC which permits the new securities issued pursuant to the exchange offer in exchange for old securities to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such new securities are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of the new securities;

    - any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - any law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - a banking moratorium shall have been declared by United States federal or Utah or New York State authorities which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the SEC or any other governmental authority which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

    - a commencement of war, armed hostilities or other similar international calamity shall have occurred, directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof shall have occurred;

    - a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer; or

    - any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the old securities or the new securities, which in our sole judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

    If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any old securities have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. See "--Expiration, Extension and Amendment" above.

RESALES OF NEW SECURITIES

    Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties, we believe that new securities issued in the exchange offer in exchange for old securities may be offered for resale, resold or otherwise transferred by holders of the old securities without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

    - the new securities are acquired in the ordinary course of the holders' business;

    - the holders have no arrangement or understanding with any person to participate in the distribution of the new securities; and

    - the holders are not "affiliates" of ours within the meaning of Rule 405 under the Securities Act.

    However, the SEC has not considered the exchange offer in the context of a no-action letter. We cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange old securities for new securities will be required to represent that it meets the above three requirements.

    Any holder who is an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing new securities or any broker-dealer who purchased old securities directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

    - cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

    - will not be permitted or entitled to tender the old securities in the exchange offer; and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    Each broker-dealer that receives new securities for its own account in exchange for old securities must acknowledge that the old securities were acquired by it as a result of market-making activities or other trading activities and agree that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

    In addition, to comply with state securities laws, the new securities may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the new securities to "qualified institutional buyers," as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of new securities in any state where an exemption from registration or qualification is required and not available.

EXCHANGE AGENT


    We have appointed J.P. Morgan Trust Company, National Association, as the exchange agent for the exchange offer. Delivery of the letters of transmittal and any other required documents should be directed to the exchange agent as follows:


    - if by facsimile, to (214) 468-6494 (attention: Frank Ivins); confirm by telephone: (415) 954-2367.

    - if by registered or certified mail, by hand or by overnight courier, to:


           J.P. Morgan Trust Company, National Association
           c/o J.P. Morgan Corporate Trust Services
           2001 Bryan Street, 9th Floor
           Dallas, Texas 75202
           Attention: Frank Ivins (Personal and Confidential).


    If you deliver the letter of transmittal to an address other than the address indicated above, or transmit instructions via facsimile to any number other than the facsimile number indicated above, then your delivery or transmission will not be valid.

    Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent as follows:

    - if by facsimile, to (415) 954-2371 (attention: James Nagy).

    - if by telephone, to (415) 954-2367.

    - if by mail, to:


           J.P. Morgan Trust Company, National Association
           101 California Street, Suite 3800
           San Francisco, California 94111
           Attention: James Nagy.


FEES AND EXPENSES

    We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of old securities, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

    Holders who tender their old securities for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, new securities are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old securities tendered, or if a transfer tax is imposed for any reason other than the exchange of old securities in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                         DESCRIPTION OF NEW SECURITIES


    We issued the old securities and will issue the new securities under the indenture, dated as of October 25, 2001, between Zions Bancorporation and J.P. Morgan Trust Company, National Association, formerly Chase Manhattan Bank and Trust Company, National Association, as trustee (referred to as the "indenture" in this prospectus). Where it is unnecessary to distinguish between old securities and new securities, they are collectively referred to as "securities." Because this section is a summary, it does not describe every aspect of the new securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. For example, in this section we use certain words that have been given special meaning in the indenture. We describe the meaning for only the more important terms. In this section, references to "Zions," "we," "us" and "our" refer solely to Zions Bancorporation and not its subsidiaries.


GENERAL

    The new securities will be our unsecured subordinated obligations. The new securities will be limited to $200,000,000 aggregate principal amount. Payment of the full principal amount of the new securities will be due on October 15, 2011.

    Because we are a holding company, our rights and the rights of our creditors, including you as the holders of the securities, to participate in any distribution of the assets or earnings of any of our subsidiaries through the payment of dividends or otherwise are necessarily subject to the prior claims of that subsidiary's creditors, except to the extent that we may ourselves be a creditor with recognized claims against that subsidiary. See "Regulatory Considerations" and "--Subordination of the New Securities."

    The new securities will bear interest at the rate of 6.50% per annum from October 25, 2001 through October 14, 2006. After October 14, 2006 and until but excluding the maturity date or earlier redemption date, which we refer to as the "floating rate period," the new securities will bear interest at a rate equal to the then applicable United States dollar one-month LIBOR rate plus 3.01%. We will pay interest semi-annually on April 15 and October 15 of each year, beginning April 15, 2002, until the principal is paid or made available for payment. Interest will be paid to the person in whose name the new security is registered at the close of business on the preceding April 1 or October 1, as the case may be. Interest payable for the period from October 25, 2001 to April 14, 2002 will be calculated on a pro rata basis using a 30-day month and a 360-day year.

    During the floating rate period, the interest rate per annum for the new securities will be reset monthly on the first day of each interest reset period (as defined below) and will be equal to LIBOR (as defined below) plus 3.01%, as determined by the calculation agent. Goldman, Sachs & Co. will initially act as calculation agent. During the floating rate period, the amount of interest for each day the new securities are outstanding, which we refer to as the "daily interest amount," will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the principal amount of the new securities. The amount of interest to be paid on the new securities for each interest period will be calculated by adding the daily interest amounts for each day in the interest period.

    Except as described below for the first interest period, on each interest payment date, we will pay interest for the period commencing on and including the immediately preceding interest payment date and ending on and including the next day preceding that interest payment date. We refer to this period as an "interest period." The first interest period began on and included October 25, 2001 and will end on and include April 14, 2002.

    In the event that an interest payment date is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay; provided, however, if such interest payment date occurs during the floating rate period and such next business day is in a different month, then we will pay interest on the business day immediately preceding that interest payment date. If the date of maturity or earlier redemption date falls on a day that is not a business day, the payment of principal and interest, if any, will be made on the next succeeding business day and no interest shall accrue for the period from and after such date of maturity or earlier redemption date. For purposes of this prospectus, a business day is a day other than a Saturday, a Sunday or any other day on which banking institutions in Salt Lake City, Utah, or New York, New York, are authorized or required by law or executive order to remain closed.

    "LIBOR," with respect to an interest reset period, shall be the rate (expressed as a percentage per annum) for deposits in United States dollars for a one-month period beginning on the second London banking day (as defined below) after the determination date (as defined below) that appears on Telerate Page 3750 (as defined below) as of 11:00 A.M., London time, on the determination date. If Telerate Page 3750 does not include this rate or is unavailable on the determination date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide that bank's offered quotation (expressed as a percentage per annum) as of approximately 11:00 A.M., London time, on the determination date to prime banks in the London interbank market for deposits in a representative amount (as defined below) in United States dollars for a one-month period beginning on the second London banking day after the determination date. If at least two offered quotations are so provided, LIBOR for the interest reset period will be the arithmetic mean of those quotations. If fewer than two quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide that bank's rate (expressed as a percentage per annum), as of approximately 11:00 A.M., New York City time, on the determination date for loans in a representative amount in United States dollars to leading European banks for a one-month period beginning on the second London banking day after the determination date. If at least two rates are so provided, LIBOR for the interest reset period will be the arithmetic mean of those rates. If fewer than two rates are so provided, then LIBOR for the interest reset period will be LIBOR in effect with respect to the immediately preceding interest reset period or, in the case of the first Interest Reset Period, 6.50% per annum.

    "Determination date" with respect to an interest reset period will be the second London banking day preceding the first day of the interest reset period.

    "Interest reset period" shall mean each period, during the floating rate period, commencing on and including the fifteenth day of the month and ending on and including the fourteenth day of the next succeeding month. The first interest reset period shall commence on and include October 15, 2006 and end on and include November 14, 2006.

    "London banking day" is any day in which dealings in the United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

    "Representative amount" means a principal amount that is representative for a single transaction in the relevant market at the relevant time.

    "Telerate Page 3750" means the display designated as "Page 3750" on the Bridge Telerate Service (or such other page as may replace Page 3750 on that service).

    All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655))
and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

    The interest rate on the new securities will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to securities in which $2,500,000 or more has been invested.

    The calculation agent will, upon the request of the holder of any security, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the securities. We may appoint a successor calculation agent with the written consent of the trustee, which consent shall not be unreasonably withheld.

REDEMPTION

    The securities are not redeemable prior to October 15, 2006. The securities will be redeemable in whole or in part at our option on or after October 15, 2006 at a redemption price equal to 100% of the principal amount of the securities being redeemed plus accrued but unpaid interest to the date of redemption. Pursuant to the terms of the indenture, notice of redemption will be mailed to the holders of the securities to be redeemed not less than 30 days nor more than 60 days prior to the redemption date.

    No sinking fund is provided for in the securities, which means that the indenture does not require us to redeem or retire the securities periodically.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

    The new securities will be issued:

    - only in fully registered form,

    - without interest coupons, and

    - in denominations of $1,000 and multiples thereof.

    The new securities will be evidenced by a global security which will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., or Cede, as nominee of DTC. Except as set forth below, record ownership of the global security may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

    The global security will not be registered in the name of any person, or exchanged for securities that are registered in the name of any person, other than DTC or its nominee, unless either of the following occurs:

    - DTC notifies us that it is unwilling or unable to continue acting as the depositary for the global security, or DTC has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary;

    - we order in our sole discretion that the global security will be transferable, registrable and exchangeable; or

    - an event of default (as defined under "--Events of Default and Defaults") with respect to the new securities represented by the global security has occurred and is continuing.

    In those circumstances, DTC will determine in whose names any securities issued in exchange for the global security will be registered.

    DTC or its nominee will be considered the sole owner and holder of the global security for all purposes, and as a result:

    - you cannot get new security registered in your name if they are represented by the global security;

    - you cannot receive certificated (physical) securities in exchange for your beneficial interest in the global security;

    - you will not be considered to be the owner or holder of the global security or any new security it represents for any purpose; and

    - all payments on the global security will be made to DTC or its nominee.

    The laws of some jurisdictions require that certain kinds of purchasers (for example, certain insurance companies) can only own securities in definitive (certificated) form. These laws may limit your ability to transfer your beneficial interests in the global security to these types of purchasers.

    Only institutions (such as a securities broker or dealer) that have accounts with the DTC or its nominee (called "participants") and persons that may hold beneficial interests through participants can own a beneficial interest in the global security. The only place where the ownership of beneficial interests in the global security will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants on their behalf).

    Secondary trading in bonds and notes of corporate issuers is generally settled in clearing-house (that is, next-day) funds. In contrast, beneficial interests in a global security usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

    We will make cash payments of interest on and principal of the global security to Cede, the nominee for DTC, as the registered owner of the global security. We will make these payments by wire transfer of immediately available funds on each payment date.

    We have been informed that, with respect to any cash payment of interest on or principal of the global security, DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the new securities represented by the global security as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in new securities represented by the global security held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in "street name."

    We also understand that neither DTC nor Cede will consent or vote with respect to the new securities. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the new securities are credited on the record date identified in a listing attached to the omnibus proxy.

    Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global security to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

    DTC has advised us that it will take any action permitted to be taken by a holder of new securities only at the direction of one or more participants to whose account with DTC interests in the global security are credited and only in respect of such portion of the principal amount of the new securities represented by the global security as to which such participant has, or participants have, given such direction.

    DTC has also advised us as follows: DTC is a limited purpose trust company organized under the laws of the state of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    The policies and procedures of DTC, which may change periodically, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global security. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global security, including for payments made on the global security, and we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

MERGERS AND SALES OF ASSETS BY ZIONS BANCORPORATION

    We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person, and may not permit any person to consolidate with or merge into us or convey, transfer or lease such person's properties and assets substantially as an entirety to us, unless each of the following requirements is met:

    - the person formed by the consolidation or into or with which we merge or the person to which our properties and assets are conveyed, transferred or leased, is a corporation organized and existing under the laws of the United States, any state or the District of Columbia and shall expressly assume the due and punctual payment of the principal of and interest on the securities and our performance of other covenants under the indenture;

    - immediately after giving effect to that transaction, no default or event of default (both as defined below), and no event which, after notice or lapse of time or both, would become a default or an event of default, shall have occurred and be continuing; and

    - an officer's certificate and legal opinion relating to these conditions is delivered to the trustee.

    Upon any consolidation, merger or conveyance, transfer or lease of our properties and assets substantially as an entirety to any person in accordance with the above, the person formed by such consolidation or into or with which we are merged or to which such conveyance, transfer or lease is made shall succeed to and be substituted for and may exercise our every right and power under the indenture, and thereafter, except in the case of a lease to another person, we shall be relieved of all obligations and covenants under the indenture.

EVENTS OF DEFAULT AND DEFAULTS

    Under the indenture, certain events of bankruptcy, insolvency or reorganization with respect to Zions Bancorporation, ZFNB or CB&T are defined as events of default.

    Under the indenture, the following are defined as defaults:

    - failure to pay principal of or any premium on any security when due;

    - failure to pay any interest on any security when due and that default continues for 30 days;

    - failure to perform any other covenant in the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding securities; and

    - any event of default.

    If a default occurs, the trustee can demand payment of amounts then due and payable and, in its discretion, proceed to enforce any covenant and other rights of the holders of the securities. Upon a default, the trustee may not act to accelerate the maturity of the securities.

    Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

    If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding securities may accelerate the maturity of all securities. After acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding securities may, under circumstances set forth in the indenture, rescind the acceleration if we have deposited monies on account of certain overdue amounts with the trustee.

    Before you may take any action to institute any proceeding relating to the indenture, or to appoint a receiver or a trustee, or for any other remedy, each of the following must occur:

    - you must have given the trustee written notice of a continuing event of default or defaults;

    - the holders of at least 25% of the aggregate principal amount of all outstanding securities must make a written request of the trustee to take action because of the default and must have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action; and

    - the trustee must not have taken action for 60 days after receipt of such notice and offer of indemnification.

    These limitations do not apply to a suit for the enforcement of payment of the principal of or any premium or interest on a security on or after the due dates for such payments.

    We will furnish to the trustee annually a statement as to our performance of our obligations under the indenture and as to any default in performance.

SUBORDINATION OF THE NEW SECURITIES

    The securities are subordinated in right of payment to the prior payment in full of all our senior debt. This means that, in certain circumstances where we may not be making payments on all our debt obligations as they become due, the holders of all our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before you as holders of the securities will be entitled to receive any amounts on the securities. These circumstances include when we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Zions Bancorporation.

    Further, in certain circumstances including any insolvency, liquidation, dissolution, winding up or reorganization or assignment for the benefit of our creditors, any creditors in respect of general obligations (as defined below) will be entitled to receive payment in full of all amounts due or to become due on or in respect of such general obligations after payment in full to the holders of our senior debt, before any amount is made available for payment or distribution to you on the securities. However, upon the occurrence of a termination event (as defined below), such subordination to the creditors in respect of general obligations will become null and void and have no further effect.

    These subordination provisions mean that if we are insolvent, a direct holder of our senior debt may ultimately receive out of our assets more than you as a direct holder of the same amount of securities, and our creditor that is owed a specific amount may ultimately receive more than you as a direct holder of the same amount of securities.

    In addition, the securities will be "structurally subordinated" to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because our right to receive any assets of any of our subsidiaries upon its liquidation or reorganization, and thus the right of you as the holders of the securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors.

    The indenture does not limit our ability to incur senior debt or general obligations, including indebtedness ranking PARI PASSU with the securities, or the ability of our subsidiaries to incur any other indebtedness.

    "Senior debt" means the principal of, and any premium and interest on, all of our indebtedness, including indebtedness of others that we guarantee, whether such indebtedness exists now or is created, incurred or assumed by us after the date of this prospectus, that is for money we borrow. Senior debt also includes any deferrals, renewals and extensions of any indebtedness that itself was senior debt. Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it is to be junior or PARI PASSU in right of payment to the securities. Senior debt does not include amounts outstanding or guaranteed by us under the securities, our 8 5/8% Subordinated Notes due October 15, 2002, our Floating Rate Subordinated Notes due June 15, 2008, Zions Financial Corp.'s Fixed/Floating Rate Guaranteed Notes due May 15, 2011, Zions Institutional Capital Trust A's 8.536% Capital Securities due December 15, 2026, GB Capital Trust's 10.25% Capital Securities due January 15, 2027, CSBI Capital Trust's 11.75% Capital Securities due
June 6, 2027 or VBC Capital I Trust's 9.50% Capital Securities due April 30, 2027. As of September 30, 2001, the aggregate amount of our outstanding senior debt and general obligations was approximately $469 million and the aggregate amount of debt and other liabilities of our subsidiaries was approximately
$21.0 billion.

    "General obligations" means all of our obligations to make payment on account of claims of general creditors, other than:

    - obligations on account of senior debt; and

    - obligations on account of the securities and indebtedness for money borrowed ranking PARI PASSU with or junior to the securities;

provided, however, that if the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that shall at the time of determination be our primary Federal banking supervisor) shall promulgate any rule or issue any interpretation defining or describing the term "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defining or describing the obligations to which subordinated debt of a bank holding company must be subordinated to be included in capital, to include any obligations not included in the definition of "senior debt," the term "general obligations" shall mean such obligations as defined or described in the first such rule or interpretation, other than obligations described in bullet points above.

    "Termination event" means the promulgation of any rule or regulation or the issuance of any interpretation of the Board of Governors of the Federal Reserve System (or other Federal banking supervisor that shall at the time of determination be our primary Federal banking supervisor) that:

    - defines or describes the terms "general creditor" or "general creditors" or "senior indebtedness" for purposes of its criteria for the inclusion of subordinated debt of a bank holding company in capital, or otherwise defines or describes the obligations to which subordinated debt of a bank holding company must be subordinated for the debt to be included in capital, to include no obligations other than those covered by the definition of "senior debt" without regard to any of our other obligations;

    - permits us to include the securities in our capital if they were subordinated in right of payment to the senior debt without regard to any of our other obligations;

    - otherwise eliminates the requirement that subordinated debt of a bank holding company and its subsidiaries must be subordinated in right of payment to the claims of its general creditors in order to be included in capital; or

    - causes the securities to be excluded from capital notwithstanding the provisions of the indenture,

or any event that results in our not being subject to capital requirements under the rules, regulations or interpretations of the Board of Governors of the Federal Reserve System (or other Federal banking supervisor).

MODIFICATION AND WAIVER

    Certain limited modifications of the indenture may be made without the necessity of obtaining the consent of the holders of the securities. Other modifications and amendments of the indenture may be made with the consent of the holders of 66 2/3% in principal amount of the outstanding securities. However, a modification or amendment requires the consent of the holder of each outstanding security affected if it would:

    - change the stated maturity of the principal or interest of a security;

    - reduce the principal amounts of, any premium or interest on, any security;

    - change the place or currency of payment on a security;

    - impair the right to institute suit for the enforcement of any payment on any security;

    - reduce the percentage of holders whose consent is needed to modify or amend the indenture;

    - reduce the percentage of holders whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

    - modify the provisions with respect to subordination of the securities in a manner adverse to the holders of the securities; or

    - modify the provisions dealing with modification and waiver of the indenture.

    The holders of a majority in principal amount of the outstanding securities must consent to waive our compliance with certain restrictive provisions of the indenture. The holders of a majority in principal amount of the outstanding securities may waive any past default, except a default in the payment of principal or interest, and defaults in respect of a covenant or provision which cannot be modified or amended without the consent of each holder of each outstanding security affected.

    The securities will not be considered outstanding if money for their payment or redemption has been deposited or set aside in trust for the holders.

    We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding securities that are entitled to take any action under the indenture. In limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding securities on the record date and must be taken within 180 days following the record date or such other period as we may specify (or as the trustee may specify, if it set the record date). This period may be shortened or lengthened (but not beyond 180 days) from time to time.

NOTICES

    We will give notice to holders of the securities by mail to the addresses of the holders as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

REPLACEMENT OF SECURITIES

    We will replace, at the expense of the holders, securities that become mutilated, destroyed, stolen or lost upon delivery to the trustee of the mutilated securities or evidence of the loss, theft or destruction thereof satisfactory to us and the trustee. In the case of a lost, stolen or destroyed security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the security before a replacement security will be issued.

THE TRUSTEE


    The trustee for the holders of both the old securities issued and the new securities to be issued under the indenture is J.P. Morgan Trust Company, National Association. If an event of default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his or her own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holders of securities, unless they shall have offered to the trustee reasonable security or indemnity.

                         DESCRIPTION OF OLD SECURITIES

    The terms of the old securities are identical in all material respects to the new securities, except that (1) the old securities have not been registered under the Securities Act, are subject to certain restrictions on transfer and are entitled to certain rights under the registration rights agreement (which rights will terminate upon consummation of the exchange offer, except under limited circumstances); and (2) the new securities will not provide for any increase in the interest rate thereon as a result of our failure to fulfill certain registration obligations. The old securities provide that, in the event that the exchange offer is not consummated within 45 days after the date of effectiveness of the registration statement in which this prospectus is included, or, in certain limited circumstances, in the event a shelf registration statement (the "shelf registration statement") with respect to the resale of the old securities is not declared effective within 150 days from the date on which the obligation to file such shelf registration statement arises, then special interest will accrue (in addition to the interest rate on the old securities) for the period from the occurrence of such event until the earlier of such time as the exchange offer is consummated or any required shelf registration statement is effective. During the time that the special interest is accruing continuously, the rate of such special interest shall be 0.25% per annum during the first 90-day period and shall increase by 0.25% per annum for each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. The new securities are not, and upon consummation of the exchange offer the old securities will not be, entitled to any such special interest. Accordingly, holders of old securities should review the information set forth under "Risk Factors" and "Description of New Securities."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of an old security for a new security should not be a taxable event for United States federal income tax purposes. Accordingly, a holder should not recognize gain or loss for United States federal income tax purposes on an exchange of an old security for a new security and such holder's holding period for a new security will include the holding period for the old security so exchanged.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives new securities for its own account in connection with the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers during the period referred to below in connection with resales of new securities received in exchange for old securities if such old securities were acquired by such broker-dealers for their own accounts as a result of marketing-making activities or other trading activities. We have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with resales of such new securities for a period ending 180 days after the expiration date of the exchange offer, or, if earlier, when all such new securities have been disposed of by such broker-dealers.

    We will not receive any proceeds from the issuance of new securities in the exchange offer or from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own accounts may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account in connection with the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new securities may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    Zions Investment Securities, Inc. was an initial purchaser in connection with the offering of the old securities. Zions Investment Securities, Inc. is a wholly-owned subsidiary of ZFNB, our wholly-owned banking subsidiary.

                           VALIDITY OF NEW SECURITIES

    The validity of the new securities offered hereby will be passed upon for us by Sullivan & Cromwell, Los Angeles, California and certain matters of Utah law relating to the validity of the new securities will be passed upon for us by Callister, Nebeker & McCullough, a Professional Corporation, Salt Lake City, Utah.

                                    EXPERTS

    The consolidated financial statements of Zions Bancorporation and subsidiaries appearing in Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet as of December 31, 1999, and the related consolidated statements of income, cash flows and changes in shareholders' equity and comprehensive income for each of the years in the two-year period then ended, of Zions Bancorporation and subsidiaries appearing in Zions Bancorporation's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by KPMG LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated balance sheet and related statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                              ZIONS BANCORPORATION

    All tendered old securities, executed letters of transmittal and other related documents should be directed to the exchange agent at the numbers and address below.

                 The exchange agent for the exchange offer is:


                           J.P. MORGAN TRUST COMPANY,
                              NATIONAL ASSOCIATION


                                 BY FACSIMILE:
                                 (214) 468-6494
                             Attention: Frank Ivins

                             CONFIRM BY TELEPHONE:
                                 (415) 954-2367


       BY REGISTERED OR CERTIFIED MAIL, BY HAND OR BY OVERNIGHT COURIER:
                           J.P. Morgan Trust Company,
                              National Association
                    c/o J.P. Morgan Corporate Trust Services
                          2001 Bryan Street, 9th Floor
                              Dallas, Texas 75202
               Attention: Frank Ivins (Personal and Confidential)


    Requests for assistance and for additional copies of the prospectus, the letter of transmittal and other related documents should be directed to the exchange agent at the numbers and address below.

                                 BY FACSIMILE:
                                 (415) 954-2371
                             Attention: JAMES NAGY

                                 BY TELEPHONE:
                                 (415) 954-2367


                                    BY MAIL:
                           J.P. Morgan Trust Company,
                              National Association
                             101 California Street
                                   Suite 3800
                        San Francisco, California 94111
                             Attention: James Nagy

                PART II:  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Utah Revised Business Corporation Act provides for indemnification of directors and officers as follows:

    SECTION 16-10A-902 AUTHORITY TO INDEMNIFY DIRECTORS. (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if: (a) his conduct was in good faith; and (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b). (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section. (4) A corporation may not indemnify a director under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.
(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

    SECTION 16-10A-903 MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

    SECTION 16-10A-907 INDEMNIFICATION OF OFFICERS, EMPLOYEES, FIDUCIARIES, AND AGENTS. Unless a corporation's articles of incorporation provide otherwise:
(1) an officer of the corporation is entitled to mandatory indemnification under
Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director;
(2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and
(3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

    SECTION 16-10A-908 INSURANCE. A corporation may purchase and maintain liability insurance on behalf of person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16- 10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

    SECTION 16-10A-909 LIMITATIONS ON INDEMNIFICATION OF DIRECTORS. (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation or bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation. (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

    Article XVIII of Zions Bancorporation's Restated Articles of Incorporation provides as follows:

    No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    See Exhibit Index on page II-6.

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Zions Bancorporation has duly caused this registration statement (No. 333-73594) to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on December 19, 2001.



                                                       ZIONS BANCORPORATION

                                                       By:             /s/ DOYLE L. ARNOLD
                                                            -----------------------------------------
                                                                         Doyle L. Arnold
                                                                   EXECUTIVE VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this registration statement (No. 333-73594) has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                CAPACITY                         DATE
                  ---------                                --------                         ----
                      *                        President, Chief Executive                December 19, 2001
    ------------------------------------         Officer and Director
              Harris H. Simmons

             /s/ DOYLE L. ARNOLD               Executive Vice President and              December 19, 2001
    ------------------------------------         Chief Financial Officer
               Doyle L. Arnold

                      *                        Senior Vice President and                 December 19, 2001
    ------------------------------------         Controller
               Nolan X. Bellon

                      *                        Chairman and Director                     December 19, 2001
    ------------------------------------
               Roy W. Simmons

                      *                        Director                                  December 19, 2001
    ------------------------------------
               Jerry C. Atkin

                                               Director
    ------------------------------------
              Grant R. Caldwell

                      *                        Director                                  December 19, 2001
    ------------------------------------
                  R.D. Cash

                  SIGNATURE                                CAPACITY                         DATE
                  ---------                                --------                         ----
                      *                        Director                                  December 19, 2001
    ------------------------------------
              Richard H. Madsen

                      *                        Director                                  December 19, 2001
    ------------------------------------
               Roger B. Porter

                      *                        Director                                  December 19, 2001
    ------------------------------------
                L.E. Simmons

                      *                        Director                                  December 19, 2001
    ------------------------------------
               Shelley Thomas

                      *                        Director                                  December 19, 2001
    ------------------------------------
                 I.J. Wagner



*By:            /s/ W. DAVID HEMINGWAY
           -------------------------------
                 W. David Hemingway,
                 AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


     EXHIBIT NO.                           DESCRIPTION OF EXHIBIT
---------------------   ------------------------------------------------------------
         3.1            Restated Articles of Incorporation of Zions Bancorporation,
                        dated November 8, 1993, incorporated by reference to Exhibit
                        3.1 of Form S-4 filed on November 22, 1993.

         3.2            Articles of Amendment to Restated Articles of Incorporation
                        of Zions Bancorporation, dated April 30, 1997, incorporated by reference to Exhibit 3.1 of Form 10-Q for the quarter
                        ended June 30, 1997.

         3.3            Articles of Amendment to Restated Articles of Incorporation
                        of Zions Bancorporation, dated April 24, 1998, incorporated by reference to Exhibit 3 of Form 10-Q for the quarter ended
                        June 30, 1998.

         3.4            Articles of Amendment to Restated Articles of Incorporation
                        of Zions Bancorporation, dated April 25, 2001, incorporated by reference to Exhibit 3.6 of Form S-4 filed on July 13,
                        2001.

         3.5            Restated Bylaws of Zions Bancorporation, dated January 19,
                        2001, incorporated by reference to Exhibit 3.4 of Form S-4 filed on February 5, 2001.

         4.1* Indenture, dated as of October 25, 2001, by and between Zions Bancorporation and Chase Manhattan Bank and Trust
                        Company, National Association.

         4.2*           Exchange and Registration Rights Agreement, dated as of
                        October 25, 2001, by and among Zions Bancorporation and
                        Goldman, Sachs & Co., Zions Investment Securities, Inc. and
                        Keefe, Bruyette & Woods, Inc.

         5.1 Opinion of Sullivan & Cromwell as to the legality of the securities being registered.

         5.2            Opinion of Callister, Nebeker & McCullough, a Professional
                        Corporation, as to the legality of the securities being registered.

        12              Computation of Consolidated Ratios of Earnings to Fixed
                        Charges (included on page 16 of the prospectus which forms part of this registration statement).

        23.1            Consent of Ernst & Young LLP, independent auditors for Zions
                        Bancorporation.

        23.2            Consent of KPMG LLP, former independent auditors for Zions
                        Bancorporation.

        23.3            Consent of Sullivan & Cromwell (included in Exhibit 5.1).

        23.4            Consent of Callister, Nebeker & McCullough, a Professional
                        Corporation (included in Exhibit 5.2).

        24*             Powers of Attorney.

        25* Form T-1 Statement of Eligibility of Chase Manhattan Bank and Trust Company, National Association, to act as trustee under the indenture.

        99.1            Letter of transmittal.

        99.2            Notice of guaranteed delivery.

        99.3 Letter to brokers, dealers, commercial banks, issuer companies and other nominees.

        99.4 Letter from brokers, dealers, commercial banks, issuer companies and other nominees to their clients.


------------------------


*   Previously filed.